Exhibit 21.1

Subsidiaries of Datadog, Inc.

Name	Jurisdiction
Datadog France SAS	France
Madumbo SAS	France
Datadog Holding Limited	Ireland
Focusmatic SAS	France
Datadog Germany GmbH	Germany
Datadog Ireland Limited	Ireland
Datadog Japan GK	Japan
DDog Singapore PTE. LTD.	Singapore